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         On August 3, 2000, an EDGAR filing was made pursuant to rule 424(b) of the 1933 Securities Act using incorrect registrant and file numbers. The material that was filed for Variable Annuity Account Five reflected
CIK 0001002779 as the registrant, file number 333-08859, and accession number 0000912057-00-034527 was made in error and should be disregarded. THE CORRECT REGISTRANT IS ANCHOR NATIONAL LIFE INSURANCE COMPANY, CIK 0000006342 AND FILE NUMBER 333-08877. WE RE-FILED THE DOCUMENT ON AUGUST 9, 2000 UNDER THE CORRECT REGISTRANT AND FILE WITH THE ACCESSION NUMBER 0000912057-00-035709.


Date:  August 21, 2000